PROSPECTUS SUPPLEMENT DATED March 24, 2015
(To Prospectus dated December 27, 2012)
Registration Statement No. 333-185702
Rule 424(b)(3)

1,319,716 Shares
Taubman Centers, Inc.
Common Stock
This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 1,319,716 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, and shares of Series B preferred stock of Taubman Centers, Inc. for shares of our common stock. This Prospectus Supplement updates certain information included in our Prospectus dated December 27, 2012 (the “Prospectus”), and should be read together with the Prospectus.
The table of Selling Shareholders appearing on page 7-9 of the Prospectus is hereby revised as follows:
1.    All of the shares held by Robert Perlmutter were transferred to The Robert D. Perlmutter Revocable Trust, dated October 1, 1983, as amended. Therefore, the information included in the table of Selling Shareholders for Robert Perlmutter and related Footnote 21 is hereby replaced with the information set forth in the table below.

Name of Selling Shareholder	Shares Owned Prior to the Offering		Number of Shares That May Be Offered Hereby(1)	Shares Owned After to the Offering
	Number	Percent of Class		Number	Percent of Class
The Robert D. Perlmutter Revocable Trust, dated October 1, 1983, as amended	32,588	*	32,588	─	*
(21) Voting and dispositive power held by Robert Perlmutter. Excludes beneficial ownership of shares specified in footnotes 11, 19, 23 and 27, so there is no duplication. All Units and shares of Series B Preferred Stock are pledged, and all shares of common stock to be received upon exchange under the Continuing Offer are also pledged, to The PrivateBank and Trust Company.